UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 27, 2007
WELLS FARGO & COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-2979 (Commission File Number)	No. 41-0449260 (I.R.S. Employer Identification No.)
420 Montgomery Street, San Francisco, California 94163
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: 1-866-249-3302
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Provision for Credit Losses
On November 27, 2007, Wells Fargo & Company (the “Company”) announced that it will further tighten its home equity lending standards and record a special fourth quarter 2007 provision of $1.4 billion (pre-tax), largely for higher losses it now expects in certain indirect channels through which it is no longer accepting business.
The Company will continue to provide home equity financing directly to its customers, but has decided to stop originating or acquiring new home equity loans through certain indirect channels. Specifically, the Company will no longer originate home equity loans through wholesalers where the combined loan-to-value ratio of the first and second mortgages is 90% or higher, or where the second mortgage is not behind a Wells Fargo first mortgage. Also, as previously announced, the Company is also no longer acquiring home equity loans through correspondent relationships, including other financial institutions and other mortgage companies.
The Company will place into a special liquidating portfolio, for management by a designated credit team, all home equity loans generated through the wholesale channel that have a combined loan-to-value ratio of 90% or more, or are not behind a Wells Fargo first mortgage, and all home equity loans acquired through the correspondent channel. While the $11.9 billion of loans in this liquidating portfolio constituted about 3% of total loans outstanding at September 30, 2007, these loans represent the highest risk in the Company’s $83.4 billion National Home Equity Group portfolio. The $11.9 billion liquidating portfolio consisted of $5.3 billion from correspondent channels, $4.6 billion from the wholesale channel with 90% or higher combined loan-to-value ratio and $2.0 billion from the wholesale channel not behind a Wells Fargo first mortgage. They are a combination of the most recently underwritten vintages, with the highest combined loan-to-value ratios, that do not have the added protection of being behind a Wells Fargo first mortgage, and are largely concentrated in a few geographic markets that are experiencing the most abrupt and steepest declines in housing prices. Of the remaining $71.5 billion of loans in the National Home Equity Group portfolio at September 30, 2007, $70.2 billion were originated through the retail channel, with approximately $11.5 billion of these retail originations in a first lien position. Retail originations in a second lien position included approximately $36.8 billion behind a Wells Fargo first mortgage and approximately $17.6 billion with a combined loan-to-value ratio of less than 90% and not behind a Wells Fargo first mortgage.
The special provision for the liquidating portfolio reflects the higher losses the Company expects in this portfolio because of further deterioration in the outlook for the housing market. Losses in this liquidating portfolio are currently expected to total approximately $1 billion over the course of 2008 and 2009 and are expected to diminish over time as the loans are resolved or repaid. The Company expects to apply actual quarterly charge-offs in the liquidating portfolio against the special reserve and, in keeping with the Company’s practice, will provide for charge-offs in its continuing lending business to maintain adequate reserve coverage each quarter. The Company expects that its fourth quarter 2007 provision for credit losses will adequately cover all losses inherent in its portfolios, reflecting all charge-offs in the quarter plus the special provision.
Visa-Related Transactions
The Company is a member of the Visa USA network. On October 3, 2007, the Visa organization of affiliated entities completed a series of global restructuring transactions to combine its affiliated operating companies, including Visa USA, under a single holding company, Visa Inc. Visa Inc. intends to issue and sell a majority of its shares to the public in an initial public offering.
Subsequent to the filing of our third quarter 2007 Form 10-Q, we received guidance from the staff of the Securities & Exchange Commission (the “SEC”) concerning the accounting by member banks for the Visa restructuring transactions, including judgment sharing agreements previously executed among the Company, Visa Inc. and its predecessors (collectively “Visa”) and certain other member banks of the Visa USA network. Pursuant to this guidance, the Company will record litigation liabilities associated with indemnification obligations related to agreements entered into during second quarter 2006 and third quarter 2007. Based on the Company’s 5% membership share of Visa USA and the accounting guidance we have received from the staff of the SEC, we will record a litigation liability and corresponding expense of $95 million for second quarter 2006 and $170 million for third quarter 2007, which will reduce previously reported diluted earnings per share by $0.02, and $0.04, respectively. The effect to the second quarter 2006 was estimated based upon the Company’s share of an actual settlement reached in November 2007. Management does not believe that the fair value of this obligation if determined in second quarter 2006 would have been materially different given information available at that time. Management has concluded, and the Audit and Examination Committee of the Company’s Board of Directors has concurred, that these amounts are immaterial to the periods affected. The Company will reflect the effect of these expenses on second quarter 2006 and third quarter 2007 results in future Exchange Act reports.
Forward-looking statements
The following appears in accordance with the Private Securities Litigation Reform Act of 1995:
This document contains forward-looking statements about the Company, including statements that:
•	losses in the liquidating portfolio are expected to total approximately $1 billion over the course of 2008 and 2009 and are expected to diminish over time as the loans are resolved or repaid;

•	actual quarterly charge-offs in the liquidating portfolio will be applied against the special reserve;

•	the Company will continue to provide for charge-offs in its continuing lending business to maintain adequate reserve coverage each quarter;

•	the Company expects that its fourth quarter 2007 provision for credit losses will adequately cover all losses inherent in its portfolios, reflecting all charge-offs in the quarter plus the special provision; and

•	the Company will record a litigation liability and corresponding expense of $95 million for second quarter 2006 and $170 million for third quarter 2007 associated with Visa-related transactions.
Do not unduly rely on forward-looking statements. They give our expectations about the future and are not guarantees. There is no assurance that actual losses in the liquidating portfolio over the course of 2008 and 2009 will not exceed $1 billion or that the fourth quarter 2007 provision will be sufficient to cover actual losses in the liquidating portfolio and the Company’s other loan portfolios. Forward-looking statements speak only as of the date they are made, and we do not undertake any obligation to update them to reflect changes that occur after that date.
There are number of factors that could cause results to differ significantly from our expectations, including further deterioration in the credit quality of the liquidating portfolio specifically or our home equity portfolios generally, or in the value of the collateral securing those loans, due to higher interest rates, increased unemployment, a decline in home values, or other economic factors. For a discussion of other factors that may cause actual results to differ from expectations, refer to our Annual Report on Form 10-K for the year ended December 31, 2006, as updated by our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the SEC and available on the SEC’s website at www.sec.gov.
SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 27, 2007	WELLS FARGO & COMPANY
	By:	/s/ RICHARD D. LEVY
Richard D. Levy
Executive Vice President and Controller

3